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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 19, 2002
Date of report (date of earliest event reported):

DIMON INCORPORATED
(Exact name of registrant as specified in its charter)

Virginia	000-25734, 001-13684	54-1746567
________________	_____________________________	____________________
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

512 Bridge Street Danville, Virginia 24541 (Address of principal executive offices)

(434) 792-7511 (Registrant's telephone number, including area code)

N/A (former name of former address, if changed since last report)

DIMON Incorporated and Subsidiaries

ITEM 5.	Other Events.

Investigation of European Buying Practices

          On January 17, 2002, we reported that the Directorate General for Competition (DGCOMP) of the European Commission (EC) was conducting an administrative investigation of certain tobacco buying practices alleged to have occurred within the industry in Spain.  The Company’s subsidiary in Spain, Agroexpansion, has fully cooperated with the DGCOMP during the investigation.  Based on the Company’s understanding of the facts pertaining to the activities of the Spanish tobacco processors, including Agroexpansion, the Company believes there has been an infringement of EU law.

          Because of similarities of the tobacco markets in Spain and Italy, DIMON Italia, the Company’s subsidiary in Italy, conducted an internal audit and believes that Italian tobacco processors, including DIMON Italia, have infringed EU law.  The DGCOMP has begun an investigation of raw tobacco purchasing practices in Italy and DIMON Italia is cooperating fully in the investigation.

          Both Company subsidiaries in Spain and Italy believe that there are mitigating circumstances in the structure and traditional operation of tobacco production and processing in these markets.  The EC is not expected to issue a ruling (Statement of Objection) concerning either of these investigations until the fall of 2002 at the earliest.  The Company expects that administrative penalties will be assessed, which could have a material effect on the Company’s earnings in the period in which they occur, but is unable to make an accurate projection of the amount of such penalties at this time.  However, the Company understands that the cooperation of its subsidiaries with the DGCOMP during its investigations could result in a reduction of the amount of penalties imposed.

The investigations are ongoing and the Company believes it is inappropriate to comment further at this time.

          This Form 8-K contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from DIMON's expectations and projections.  DIMON assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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DIMON Incorporated and Subsidiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2002	DIMON Incorporated
Registrant

By: /s/ Thomas C. Parrish
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Thomas C. Parrish Chief Legal Officer and Secretary

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